Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 27, 2014 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Susser Holdings Corporation incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Energy Transfer Partners, L.P. for the registration of Common Units representing limited partner interests.

/S/ ERNST & YOUNG LLP

Houston, Texas

July 9, 2014